As filed with the Securities and Exchange Commission on December 31, 2008

Registration No. 333-156272

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1 Amendment 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MODENA I, INC.

 (Exact name of Registrant as specified in its charter)

Delaware	4911	98-0412431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

c/o Sang-Ho Kim

Modena I, Inc.

735 Don Mills Rd. #1405

Toronto, Ontario M5N 1E7

Telephone:  (647) 435-9852

 (Address and telephone number of Registrant's principal executive offices)

c/o Sang-Ho Kim

Modena I, Inc.

735 Don Mills Rd. #1405

Toronto, Ontario M5N 1E7

Telephone:  (647) 435-9852

 (Address of principal place of business or intended principal place of business)

c/o Sang-Ho Kim

Modena I, Inc.

735 Don Mills Rd. #1405

Toronto, Ontario M5N 1E7

Telephone:  (647) 435-9852

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

David Lubin & Associates, PLLC 26 East Hawthorne Avenue Valley Stream, NY 11580 Telephone: (516) 887-8200 Facsimile: (516) 887-8250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	□	Smaller reporting company	x

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share(1)	5,350	$1.20(2)	$6,420	$0.25

Total	5,350	$1.20	$6,420	$0.25

(1)

Represents common shares currently outstanding to be sold by the selling security holders.

(2)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to the selling security holders in private placement transactions. The selling shareholders may sell shares of our common stock at a fixed price of $1.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The selling shareholders purchased their shares from the Company at a price of $1.00 and the fixed price of $1.20 has been determined as the selling price based upon the original purchase price paid by the selling security holders plus an increase based on the fact the shares will be liquid and registered.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2008

Modena I, Inc.

5,350 Shares of Common Stock, par value $0.001

This prospectus relates to the resale of 5,350 shares of common stock, par value $0.001, of Modena I, Inc., which are issued and outstanding and held by persons who are stockholders of Modena I, Inc.

Our common stock is presently not traded on any market or securities exchange. The 5,350 shares of our common stock can be sold by selling security holders at a fixed price of $1.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. All selling shareholders purchased their shares from the Company at a price of $1.00 and the fixed price of $1.20 has been determined as the selling price based upon such original purchase price paid by the selling security holders plus an increase based on the fact the shares will be liquid and registered.  After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA, for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2008

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Modena I, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Modena I, Inc. is a development stage company which was incorporated under the laws of the State of Delaware on November 18, 2003. From inception to September 2007, the Company was focused on providing a vehicle for a foreign or domestic non-public company to become an SEC reporting (publicly-traded) company. To that end, we had intended to locate and negotiate with a business entity for the combination of that target company with the Company.

Proposed Business

Since September 2007, we have been conducting preliminary investigation into becoming a wind and hydro electric energy company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the Greater Toronto area and the surrounding areas of Ontario Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships. As of the time of this filing, we have not identified any suitable properties, project opportunities or development partners.

We are a development stage company that has generated no revenues from operations since our incorporation on November 18, 2003. We have incurred losses since our inception, have no operations and rely upon the sale of our securities and funds provided by management to cover expenses. In addition, our independent accountant has issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

Since September 2007, we have been primarily engaged in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Prior to generating any revenue from operations, we must complete the following steps:

1.

Site and Development Partner Identification and Agreement

2.

Due Diligence Data Collection to Determine Site Suitability

3.

Complete and Secure Approval of an Environmental Assessment

4.

Enter into Power Purchase Agreements

5.

Finalize Land Use or Acquisition Terms with Government or Private Land Owner

6.

Develop Access Roads to Our Site

7.

Complete Interconnection Studies Concerning Connection with Power Grid

8.

Complete Construction

We have not completed the work required on any of these steps. Additional financing must be obtained by us and future development partners to implement our business plan. There is no assurance that financing to cover the costs of implementing our business plan can be obtained.

The Offering

Securities offered:	5,350 shares of common stock

Offering price :

The selling security holders purchased their shares of common stock from the Company at the price of $1.00 per share and will be offering their shares of common stock at a price of $1.20 per share, which includes an increase, based on the fact the shares will be liquid and registered. This is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	110,100 shares of common stock.

Shares outstanding after offering:	110,100 shares of common stock.

Our sole executive officer and directors currently own 95.14% of our outstanding common stock. As a result, they have substantial control over all matters submitted to our stockholders for approval.

Market for the common shares:

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to eligible for trading on the Over The Counter Bulletin Board.  We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information

	From Inception					Period from
	18-Nov-03					Inception
	Through	Year Ended	Year Ended	Year Ended	Year Ended	(18-Nov-03) to
	31-Oct-08	31-Oct-08	31-Oct-07	31-Oct-06	31-Oct-05	31-Oct-04
STATEMENT OF OPERATIONS

Revenues	$ -	$ -	$ -	$ -	$ -	$ -
Total Operating Expenses	$ 38,405	$ 14,505	$ 4,299	$ 7,496	$ 8,754	$ 3,350
Net Loss	$ 38,405	$ 14,505	$ 4,299	$ 7,496	$ 8,754	$ 3,350

	As of	As of	As of	As of	As of
	31-Oct-08	31-Oct-07	31-Oct-06	31-Oct-05	31-Oct-04
BALANCE SHEET DATA

Cash	$ 210	$ 2,027	$ -	$ -	$ -
Total Assets	$ 210	$ 2,027	$ -	$ -	$ -
Total Liabilities	$ 7,504	$ 8,867	$ 5,864	$ 12,004	$ 3,250
Stockholders' Deficit	$ (7,295)	$ (6,840)	$ 5,864	$ 12,004	$ 3,250

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.

We will require additional funds to achieve our current business strategy. Our inability to obtain additional financing will result in the failure of our business.

We have determined that our current operating funds are not sufficient to complete our intended business objectives. As of October 31, 2008, we had cash on hand in the amount of approximately $210. From October 2007 to July 2008, we conducted a private placement of shares of our common stock, in which we sold 6,100 shares for the purchase price of $1.00 per share and generated $6,100 in gross proceeds. We have used the proceeds from the private placement to fund professional expenses associated with the registration of this offering. We will therefore need to raise additional capital in order to cover the costs of implementing our business plan. We do not have any arrangements in place for debt financing or the sale of our securities.

The most likely sources of future funds that will be available to us are through debt financing and through the sale of equity capital. We will only be able to secure debt financing for project development if we are able to prove that a wind or hydro project would be economically feasible to develop and operate.

2.

Because we have not commenced business operations, we face a high risk of business failure.

We have not yet commenced business operations and accordingly, we have no way to evaluate the likelihood that our business will be successful.  We were incorporated on November 18, 2003 and to date have been involved primarily in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. Prior to earning revenue from operations, of which there is no assurance, we will likely incur costs of at least $35,000 over the next 12 months and additional costs of $400,000 are anticipated in the development of our business. We therefore expect to incur significant losses in the foreseeable future. If we are unable to find development partners, obtain an interest in a suitable property and erect a wind or hydro turbine on it, we will not earn profits or be able to continue operations.

3.

Because our continuation as a going concern is in doubt, we will be forced to cease business operations unless we can generate profitable operations in the future.

We have incurred losses since our inception. The Company has a working capital deficit of $2,725 and has no revenue stream. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. If we cannot raise additional capital to meet our obligations, we will be insolvent and will cease business operations.

4.

If we are not able to obtain agreements with development partners for our wind or hydro turbine energy generation projects, our business will fail.

We anticipate that we will develop energy generation projects only with development partners. As of the date of this filing, we have not entered into a formal agreement with any development partners to study, develop or operate a specific project.

Even if we are able to reach an agreement with a development partner, we may not be able to obtain the financing necessary to complete the project. If we are unable locate suitable development partners or to develop an economically viable project, our business will fail.

5.

If we are not able to locate a suitable property with commercial wind or hydro resource potential, our business will fail.

We have not entered into an agreement to place monitoring equipment on a specific property to determine whether it possesses a commercial wind or hydro resource to justify the erection of wind or hydro turbines. A wind resource on a property is measured by erecting a meteorological tower at the intended location that determines wind speeds and variances over the course of a year. A water resource is demonstrated by placing an acoustic current measuring device that determines water flows and variances at the intended location over the course of a year.

Even if we are able to determine that a commercial wind or hydro resource exists, we do not have the funds currently and may not be able to obtain the financing necessary in the future to complete its lease or purchase. If we are unable to acquire a suitable property interest with commercial wind or hydro resource potential, our business will fail.

6.

Even if we demonstrate a commercial wind or water resource on a property, future changes in weather patterns could negatively impact our business, reducing potential profitability or causing our business to fail.

Changes in weather patterns may affect our ability to operate a wind or water electric energy project on any property we acquire. Wind data that we collect from a meteorological tower may vary from results actually achieved when a wind turbine is installed. Similarly, water flow data that we collect may differ from the actual results when water power turbines are installed. Changing global environmental and weather conditions may also affect the reliability of the data relating to a property.

Any wind or water resource that we develop, no matter where it is located, would be subject to variations in wind or water and changes in worldwide climatic conditions. Sudden or unexpected changes in environmental and meteorological conditions could reduce the productivity of our wind or water projects. Climatic weather patterns, whether seasonal or for an extended period of time, resulting in lower, inadequate and/or inconsistent wind speed or water to propel the wind or water turbines may render our projects incapable of generating adequate, or any, electric energy.

7.

Our ability to erect a power generating facility on a property will be contingent upon us obtaining environmental and municipal permits. If we cannot acquire these permits, our business will fail.

In order to erect wind or hydro electric turbines on a property, we must excavate portions of the land and install concrete and mechanical structures. Before we commence this, we will need to obtain environmental and municipal permits from the government and the town responsible for the property interest we acquire. Depending on environmental impact, our proposed land disturbance may be unacceptable to these government bodies. In addition, the wind or hydro electric turbines themselves may be seen to have a negative impact on the environment or the aesthetics of the region. These factors may prevent us from obtaining necessary permits. In such circumstances, we would be forced to abandon our business plan.

8.

If we cannot find a party to purchase electricity from us on acceptable terms, we will not be able to establish a wind or hydro project and our business will fail.

Even if we demonstrate a significant wind or water resource on a property we locate and that we obtain an interest in, we may not be able to secure a purchaser for any electricity that we produce on acceptable terms. Without a purchaser for electricity that we potentially produce from a wind or hydro turbine project, we will not be able to proceed with our business plan.

9.

Because management does not have any technical experience in the hydro and wind energy sector, our business has a higher risk of failure.

Management does not have technical training in the field of hydro and wind energy operations. As a result, we may not be able to recognize and take advantage of opportunities in the in the hydro and wind energy sector without the aid of qualified consultants. As well, with no direct training or experience, our management may not be fully aware of the specific requirements related to working in the hydro and wind energy industry. Management’s decisions and choices may not be well thought out and our operations, earnings and ultimate financial success may suffer irreparable harm as a result.

10.

If we are unable to hire and retain key personnel, then we may not be able to implement our business plan.

We depend on the services of our sole executive officer and our directors and our success depends on the continued efforts of such individuals to manage our business operations.  The loss of the services of Mr. Sang Ho Kim and Surendran Shanmugam could have a negative effect on our business, financial condition and results of operations. In addition, our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel, especially specialized consultants and engineers. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

11.

Because we will incur significant costs complying with our obligations as a reporting issuer, our ability to attain profitable operations will be adversely impacted.

Upon the effectiveness of the registration statement containing this prospectus, we will be required to file periodic reports with the Securities & Exchange Commission, including financial statements and disclosure regarding changes in our operations. We anticipate that we will incur approximately $25,000 per year in order to comply with these reporting requirements. As our operations become more complex, it is anticipated that these costs will increase. These compliance costs will be charged to operations and will negatively impact our ability to attain profitable operations.

12.

Our sole executive officer, Sang-Ho Kim, may devote less than full time to our business, which may reduce our revenues.

In his capacity as the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and Director of Modena I, Inc., Sang-Ho Kim’s time is split between his position of owner of Edgetech Ventures, Inc., to which he currently devotes 20 hours per week. He anticipates that during the next twelve months he will devote approximately 70% of his time to our business. Sang-Ho Kim may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

13.

Our management decisions are made by Sang-Ho Kim and Surendran Shanmugam, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of management, Sang-Ho Kim and Surendran Shanmugam. Because they are essential to our operations, you must rely on their management decisions. We have not obtained any key person life insurance relating to them. If we lose their services, we may not be able to hire and retain other management with comparable experience. As a result, the loss of the services of Sang-Ho Kim and Surendran Shanmugam could reduce our revenues.

14.

Our sole executive officer and directors own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Our sole executive officer and directors presently own, in the aggregate 95.1% of our outstanding common stock.  As a result, our executive officer and directors have substantial control over all matters submitted to our stockholders for approval including the following matters: election of our board of directors; removal of any of our directors; amendment of our Certificate of Incorporation or bylaws; and adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.  Other stockholders may find the corporate decisions influenced by our executive officers are inconsistent with the interests of other stockholders.  In addition, other stockholders may not be able to change the directors and officers, and are accordingly subject to the risk that management cannot manage the affairs of the company in accordance with such stockholders’ wishes.

RISK FACTORS RELATING TO OUR COMMON STOCK

15.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.001 per share, of which 110,100 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

16.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

17.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

18.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

19.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

20.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a Registration Statement with the US Securities and Exchange Commission (“SEC”). We have not determined whether or when we will file a Registration Statement. There can be no assurances as to whether, subsequent to registration with the SEC:

•

any market for our shares will develop;

•

the prices at which our common stock will trade; or

•

the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

21.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. On November 15, 2007, the Securities and Exchange Commission adopted changes to Rule 144, which, would shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes became effective in February 2008. Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over the Counter Bulletin Board (“OTCBB”) (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of the revisions to Rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if the Company has filed its required reports..  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

22.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

23.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because all our directors are non-independent, we do not currently have independent audit or compensation committees. As a result, the director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

24.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $25,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 5,350 shares of our common stock.  Such shares were offered and sold by us at a purchase price of $1.00 per share to the selling security holders in private placements conducted October 2007 to July 2008, pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. As of December 31, 2008, the Company sold only 6,100 shares in the private placement and raised $6,100 in gross proceeds.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $1.20 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. All selling shareholders purchased their shares from the Company at a price of $1.00 per share and the fixed price of $1.20 has been determined as the selling price based upon the original purchase price paid by the selling security holders plus an increase based on the fact the shares will be liquid and registered.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of December 31, 2008, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling security holders at a purchase price of $1.00 per share in a private placement made from October 2007 through July 2008, pursuant to the exemptions from the registration under the Securities Act provided by Regulation S of the Securities Act.  None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 110,100 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holders	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering (1)
			# of Shares	% of Class
Sang-Nam Kim (2)	100	100	0	0
Yong-Il Lee (3)	100	100	0	0
Chung Hi Lee	100	100	0	0
Yung Lee	100	100	0	0
Keum-Sik Kim (4)	100	100	0	0
Chae-Hwa Kim (5)	100	100	0	0
Nicolas Bohr	100	100	0	0
Jeffrey Leith	100	100	0	0
Mary Lou Toms	100	100	0	0
Paula Zuccano	100	100	0	0
Kamlesh Patel	100	100	0	0
Giselle Vaziri	100	100	0	0
Tae-Ho Kim (6)	100	100	0	0
Cristy Kim (7)	100	100	0	0
Tai So	100	100	0	0
Stephen Pain	100	100	0	0
Mani Saeed	100	100	0	0
Navid Ziaie-Dana	100	100	0	0
Danilo Servilla	100	100	0	0
Balrajh Perampalam	100	100	0	0
Priyadarshini Dharmakularajah	250	250	0	0
Paramjothy Parameswaran	100	100	0	0
Priyanjali Dharmakularajah	250	250	0	0
Kandiah Dharmakularajah	100	100	0	0
Khalil Javid	100	100	0	0
Eric Riehl	100	100	0	0
Kimberly Montgomery	100	100	0	0
Doug Richmond	200	200	0	0
Fraser Toms	750	750	0	0.7
Rod Toms	100	100	0	0
Eric Risler	100	100	0	0
Umarani Yogarajah	100	100	0	0
Kirija Yogarajah	750	750	0	0.7
Thasan Yogarajah	50	50	0	0
Losana Yogarajah	50	50	0	0
Sivasuki Sankar	50	50	0	0
Pushpanjali Dharmakularajah	100	100	0	0
Sutharsan Selvarasa	50	50	0	0
Yogarajah Sankar	50	50	0	0

1 Based on 110,100 shares of common stock issued and outstanding after the offering.

2 Sang-Nam Kim is the cousin of Sang Ho Kim.

3 Yong-Il Lee is the husband Sang-Nam Kim, who is the cousin of Sang Ho Kim.

4 Keum-Sik Kim is the mother of Sang-Ho Kim.

5 Chae-Hwa Kim is the father of Sang-Ho Kim.

6 Tae-Ho Kim is the brother of Sang-Ho Kim.

7 Cristy Kim is the wife of Tae-Ho Kim and the sister in law of Sang-Ho Kim.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.  The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $1.20 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. All selling shareholders purchased their shares from the Company at a price of $1.00 and the fixed price of $1.20 has been determined as the selling price based upon such original purchase price paid by the selling security holders plus an increase based on the fact the shares will be liquid and registered.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 110,100 shares are issued and outstanding as of December 31, 2008.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Modena I, Inc. is a development stage company which was incorporated under the laws of the State of Delaware on November 18, 2003.  From inception to September 2007, the Company was focused on providing a vehicle for a foreign or domestic non-public company to become an SEC reporting (publicly-traded) company. Since September 2007, the Company has shifted its focus to becoming a wind and hydro electric energy generation company.

 The address of our principal executive office is Modena I, Inc., c/o Sang Ho Kim, 735 Don Mills Rd., #1405 Toronto Ontario M3C 1S9, Canada.  Our phone number at that location is (647) 435-9852 and our facsimile number is (416) 467-5179.  We do not have a functioning website at this time.

Proposed Business

Since September 2007, we have shifted our focus and intend to become a wind and hydro electric energy generation company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the Greater Toronto area and surrounding areas of Ontario Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships. As of the time of this filing, we have not identified any suitable properties, project opportunities or development partners.

We are a development stage company that has generated no revenues from operations since our incorporation on November 18, 2003. We have incurred losses since our inception, have no operations and rely upon the sale of our securities and funds provided by management to cover expenses. In addition, our independent accountant has issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

Since our inception, we have been primarily engaged in business planning activities, including researching for a target company with which to do a business combination.  Since September 2007, we have been focused on researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Prior to generating any revenue from operations, we must first enter into an agreement with a development partner and locate and obtain an interest in a property with potential for a commercial wind or hydro electric energy project. Then, we must perform a detailed study of the wind and hydro resource of that property and if that resource study is positive we must complete a detailed construction cost estimate. If that cost estimate determines that exploiting the resource on the property is economically feasible, we must then obtain the necessary capital to construct the project. If sufficient wind or hydro resources exist and the construction estimate is economic and we obtain the necessary capital to construct the project, we must still further negotiate and execute an agreement for the purchase of the electric energy generated by the wind or hydro turbines to be constructed on the property. Only then, if all of the steps are completed above, can we obtain the necessary permits and conduct the environmental before construction takes place and connection to the electrical grid established.

Additional financing must be obtained by us and our development partners to implement our business plan. There is no assurance that financing to cover the costs of implementing our business plan can be obtained. We do not have any current plans to raise these funds.

Stages of Development

We have identified nine stages of development for our wind and hydro electric energy projects.

1.

Site and Development Partner Identification and Agreement — Identify regions that are economically viable for wind or hydro turbine development and development partners that would be appropriate for a particular project. We would then have to finalize an agreement with a development partner before proceeding.

2.

Data Collection — For the wind energy projects this involves location mapping and wind resource data monitoring and collection using meteorological instruments. For hydro-electric projects, this involves location mapping and water resource data monitoring and collection using acoustical current instruments.

3.

Environmental Assessment — Pursuant to relevant government regulations, wind energy projects and hydro electric energy projects meeting specified thresholds must be acknowledged in general by the relevant governmental regulatory authority. A document containing General Terms is then developed, in cooperation with various responsible government agencies, which could include a process of consultation with the general public. The application eventually submitted to the relevant authority details sufficient information on which to fully assess the environmental and social impact of the proposed project.

Following acceptance of the General Terms document, fieldwork and preliminary design work are conducted. In general, an application will not be accepted until a formal review process commences, at which time all information required under the General Terms document to conduct a full assessment has been collected and assembled.

4.

Power Purchase Agreements — At this stage we would respond to Requests for Proposals issued by utility companies in the area in which the project is located in order to obtain power purchase agreements.

5.

Site--Finalization of land lease or acquisition terms with government or private land owner

6.

Access — Wind and hydro electric energy sites permitted to us in general will be located in remote areas and require road construction for access. This access will be gated to prevent the inappropriate use of the roads near to potentially environmentally sensitive areas.

7.

Interconnection Studies — At this stage, we will retain engineering consultants to conduct studies on interconnecting our wind or hydro electric energy projects to the relevant transmission grid. Each wind power or hydro electric energy project requires a separate interconnection study.

8.

Construction — Once financing arrangements are made, the time allotted for the construction phase depends on the speed of regulatory permitting, the rate of road construction for remote areas and weather conditions. We estimate constructing a typical 1.5mW modern wind turbine as part of an overall project ranges between 18 and 24 months. For run of river hydro electric energy projects, we estimate construction time at 30 months.

9.

Operation — This phase of project development involves working with the supplier of wind or hydro electric energy turbines to optimize generation performance. Maintenance schedules and training will be facilitated by the wind or hydro turbine manufacturer and us.

We intend to carry out all stages of development in conjunction with development partners and consultants. The environmental assessment process is extremely unpredictable and accordingly, it is not possible at this point to predict if and when we will ever advance beyond the stage of development indicated in item three above. Accordingly it is not possible to predict when we will enter the operational stage of development indicated in item nine above, or when revenues will be generated.

We do not have sufficient resources to effectuate our business. We expect to incur a minimum of $400,000 in expenses during the next twelve months of operations. Accordingly, we will have to raise the funds to pay for such expenses. We might do so through a private offering after this registration statement is declared effective and our shares are quoted on the Over the Counter Bulletin Board. We potentially will have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

The Independent Power Generation Industry and Regulation

Regulated publicly and privately owned utility companies have traditionally dominated the North American electricity generation business, using hydroelectric, nuclear or fossil fuel facilities to generate electricity. While regulated utilities continue to dominate the power market in North America, we believe based upon management’s knowledge of the industry that independent power producers have acquired greater market share as a consequence of progressive deregulation.

We believe that environmental concerns, rapid growth in anticipated electric energy demand, rising electric energy rates, new technologies and growing international competition in the late 1980s led to government policies designed to encourage the supply of electric energy from independent power producers.

Nonetheless, we believe that the potential for new projects may be enhanced by the move to more deregulated competition in the Canada and the ability after partial deregulation for other electric energy producers to deliver and sell electric energy to third parties. Certain customers may be interested in purchasing environmentally friendly or “green” energy and potential sources would include independent producers such as us.

Competitive Business Conditions

Several developers with existing generating facilities and new developers with current land holdings are engaged in the same business that we intend to enter.

We will be competing with these other independent power producers for new transmission and supply contracts. As well, we will be competing with traditional coal, oil and natural gas fossil fuel producers whom are able to generate and supply electric energy to customers, generally at a less expensive price to ours and with existing transmission and supply contracts already in place

Our competitive advantage will be providing energy generated without greenhouse gas emissions associated with traditional fossil fuels, but at a price superior to other environmentally friendly sources of energy like solar or bio-fuels. However, if electricity purchasers are not prepared to pay higher prices for wind or water generated electric energy than for traditional fossil fuel generated electric energy, our ability to execute a power purchase agreement that will result in our profitability will be questionable.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Subsidiaries

We do not own in whole or in part any subsidiary companies

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Employees

We have no employees as of the date of this prospectus other than our sole executive officer and directors who devote only part of his time to our business.

DESCRIPTION OF PROPERTY

Our executive offices are located at the residence of our President and Chief Executive Officer. Mr. Kim provides such office to the Company at no charge. We believe that this space is adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities, or other forms of property.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property in insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration  or  payment  of  dividends,  if  any, in the future, will be at the discretion  of  our  Board  of  Directors  and  will  depend on our then current financial  condition,  results  of  operations,  capital  requirements and other factors  deemed  relevant  by  the  board  of  directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of December 31, 2008, there were 110,100 common shares issued and outstanding, which were held by 41 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Modena I, Inc., and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Results of Operations for the Period from Inception through October 31, 2008

We have earned no revenues from operations from the time of our incorporation on November 18, 2003 to October 31, 2008. We do not anticipate earning any revenues from operations until we have acquired a property and establish a wind or hydro project on such property, secure a power purchase agreement and erect turbines on the land or water, of which there is no guarantee that we will be successful.

We incurred operating expenses in the amount of $38,405 for the period from our inception on November 18, 2003 to October 31, 2008. These operating expenses were comprised of professional fees, including legal and accounting fees, and administrative expenses.

Plan of Operation

Our plan of operations for the twelve months following the date of this prospectus is to complete items Number 1 and 2 in our Stages of Development described above and to raise additional capital.

Liquidity and Capital Resources.

As shown in the accompanying financial statements, Modena generated a loss of $38,405 from November 18, 2003 (inception) to October 31, 2008, and has an accumulated deficit of $38,405 and negative working capital of $2,726 as of such period. These results raise substantial doubt as to our ability to continue as a going concern. Over the next twelve months, we anticipate expenses will be approximately $35,000, which includes administrative costs, including professional fees and general business expenses, including costs related to complying with our filing obligations as a reporting company. Our sole executive officer, Mr. Sang Ho Kim has indicated that he is prepared to loan such funds to us for these expenses, but there are no formal arrangements in this regard and he is not legally obligated to loan funds to us.

As our operations become more complex, it is anticipated that these costs will increase. We do not have sufficient funds on hand to cover these expenses.  Our cash on hand, $210 as of October 31, 2008, will not be sufficient to implement operational activities during the next 12 months and we will require at least $400,000 additional funding to implement our business plan.

The table below sets forth the anticipated expenses for the next 12 months:

	Amount Allocated	Amount Expended	Estimated Completion

Marketing Materials/Website	$ 20,000		Use as needed
Legal/Accounting	$ 50,000		Use as needed
SEC Reporting	$25,000		Use as needed
Computer Systems	$6,000		Use as needed
Wind/Hydro Monitors	$80,000		Use as needed
Consultants	$ 80,000
General Administration			Use as needed
Meals & Entertainment	$6,000		Use as needed
Insurance	$6,000		Use as needed
Office Supplies	$6,000		Use as needed
Salaries	$80,000		Use as needed
Professional Fees	$7,000		Use as needed
Rent	$6,000		Use as needed
Telephone/Mobile	$6,000		Use as needed
Travel	$20,000		Use as needed
Utilities	$2,000		Use as needed
Total

We have allocated approximately $139,000 towards general business purposes. Of this amount, $6,000 is intended to be used to computer hardware and software, $6,000 will be used to purchase general office supplies and $87,000 is set aside for salaries and other professional expenses.

Accordingly, we will have to raise the funds to pay for such expenses. We might do so through a private offering after this registration statement is declared effective and our shares are quoted on the Over the Counter Bulletin Board. We potentially will have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Without realization of additional capital, it would be unlikely for us to continue as a going concern.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 18, 2007 we ended our relationship with our former auditors, SF Partnership, LLP, Chartered Accountants, of Toronto, Canada (“SF”) and hired Walker & Company Chartered Accountants, PC (“Walker”), as our principal accountants. In connection with the audit of our financial statements for the fiscal year ended October 31, 2005, we did not have any disagreements with SF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to their satisfaction, would have caused them to make reference to the disagreement in connection with their report. The report of SF for the fiscal year ended October 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. However, it its audit opinion, SF did express substantial doubt about our ability to continue as a going concern. The decision to change independent auditors from SF to Walker was approved by our Board of Directors.

On October 24, 2007, Modena 1, Inc. was informed by Walker, the independent registered public accounting firm for the Company, that Walker would be known as DNTW Chartered Accountants, LLP.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Sang-Ho Kim	44	Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and Director

Surendran Shanmugan	42	Director

Sang Ho Kim was appointed as our President, Chief Executive Officer, Chief Financial officer and a member of the Board of Directors as of May 12, 2004.  Mr. Kim is also the co-founder, Chairman and President of Edgetech Services, Inc., a public Nasdaq company specializing in internet and IT security, founded in 2001. Mr. Kim is an electrical engineer by profession and has held various management positions throughout his career.

Surendran Shanmugan was appointed as a member of the Board of Directors as of October 6, 2008. Mr. Shanmugam has over 15 years of experience in corporate finance and accounting with major organizations such as Price Waterhouse Coopers (PWC), Allianz Insurance, Nike Canada and INCO. He is also the Founder of SS Financial Services Inc. since May, 2002 which specializes in VC and loan financing. Mr. Shanmugan worked as an accounting manager for Edgetech Services from January to December of 2004.

Neither our sole executive officer nor any of our directors is a director in any other U.S. reporting companies. Our director/officer has not been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which the Company’s officer/directors, or any associate of any such officer/directors, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Audit Committee and Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction can be viewed by any officer or director at will. The policy of having no committee will change if the constitution of one such becomes necessary as a result of growth of the company or as mandated by public policy.

Auditors; Code of Ethics; Financial Expert

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on November 18, 2003, we have not paid any compensation to our directors or officers in consideration for their services rendered to our Company in their capacity as such, other than the issuance of 4,000 shares of the Company’s common stock to Surendran Shanmugam on October 6, 2008.

We have no employment agreements with any of our directors or executive officers.  We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans.

Since our incorporation on November 18, 2003, no stock options or stock appreciation rights were granted to any of our directors or executive officers.  We have no equity incentive plans.

Outstanding Equity Awards

Our directors and officers do not have unexercised options, stock that has not vested, or equity incentive plan awards.

Compensation of Directors

 Since our incorporation on November 18, 2003, we have issued 4,000 shares of common stock to Surendran Shanmugam in consideration for his services rendered in his capacity as director, valued in the amount of $4,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 31, 2008, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 110,100 shares of our common stock issued and outstanding as of December 31, 2008.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is c/o Modena I, Inc., c/o Mr. Sang Ho Kim, 735 Don Mills Rd., #1405 Toronto Ontario M3C 1S9 Canada.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Mr. Sang Ho Kim	Common	100,000	90.8%

Mr. Surendram Shanmugam	Common	4,750[1]	4.31%

Directors and Officers as a Group (2 person)	Common	104,750	95.1%

1 Mr. Shanmugam purchased 750 shares of the Company’s common stock in the private placement held from October 2007 through July 2008, for the aggregate purchase price of $750. He was also issued 4,000 shares of the Company’s common stock in consideration for his services as a director, valued in the amount of $4,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which our Director, executive officer, stockholder or any member of the immediate family of the foregoing had or is to have a direct or indirect material interest.

Since Mr. Sang Ho Kim became our sole officer and a director, he has advanced funds for professional fees and general expenses in the amount of $18,196.  Mr. Kim has waived reimbursement of these expenses and considered these advances as a contribution to capital.  Accordingly, the contributions have been recorded as additional paid-in capital.

The Company has been provided office space by its President and Chief Executive Officer for all periods presented. There is no charge to the Company for the space.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting fees and expenses*	$10,000

SEC registration fee	$0.25

Legal fees and other expenses*	$10,000

Total	$20,000.25

*Estimated Expenses.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The annual financial statements included in this prospectus and in the registration statement have been audited by DNTW Chartered Accountants, LLP,, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

MODENA 1, INC.

FINANCIAL STATEMENTS

OCTOBER 31, 2008 AND 2007

CONTENTS

Report of Independent Registered Accounting Firm

F-1

Balance Sheets

F-2

Statements of Operations

F-3

Statements of Cash Flows

F-4

Statement of Changes in Stockholders' Deficit

F-5

Notes to Financial Statements

      F-16

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Modena 1, Inc (A Development Stage Company)

We have audited the accompanying balance sheets of Modena 1, Inc (A Development Stage Company) as of October 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended October 31, 2008 and 2007 and for period from the date of inception (November 18, 2003) to 31 October 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modena 1, Inc (A Development Stage Company) as of October 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended October 31, 2008 and 2007 and for period from the date of inception (November 18, 2003) to 31 October 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s operating losses, negative working capital, and total capital deficiency raise substantial doubt about its ability to continue as a going concern. Note 2 also describes management’s plans to address these financial matters. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DNTW Chartered Accountants, LLP

Markham, Canada

December 31, 2008

MODENA 1, INC.
(A Development Stage Company)

BALANCE SHEETS
AS AT 31 OCTOBER 2008

	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$210	2,027
Total Current Assets	210	2,027

Total Assets	$210	2,027

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$2,936	5,300
Total Current Liabilities	2,936	5,300

Long Term Liabilities
Convertible note	4,569	3,567
Total Long Term Liabilities	4,569	3,567

Total Liabilities	7,505	8,867

STOCKHOLDERS' DEFICIT
Capital stock - $.001 par value, 100,000,000 common shares authorized, 110,100
common shares issued and outstanding (2007 – 100,500)	110	101
Additional paid in capital	31,000	16,960
Deficit accumulated during the development stage	(38,405)	(23,899)
Total Stockholders' Deficit	(7,295)	(6,840)

Total Liabilities and Total Stockholders' Deficit	$210	2,027

MODENA 1, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
For the Years Ended October 31, 2008 and 2007, and Cumulative from November 18, 2003 (Date of Inception) Through October 31, 2008

			November 18, 2003
			(Date of Inception)
			Through
			October 31,
	2008	2007	2008

Revenues	$-	-	-

Expenses
Consulting Expense	4,000	-	4,000
Professional fees	6,893	3,630	24,654
Interest expense	1,002	282	1,284
Office and Administrative	1,925	207	7,495
Foreign exchange loss	685	180	972
Total Operating Expenses	14,505	4,299	38,405

Net Loss	$(14,505)	(4,299)	(38,405)

Loss Per Common Share - Basic	$(0.13)	(0.04)
and Diluted

Weighted Average Number of Common Shares Outstanding, Basic and Diluted	105,858	100,500

MODENA 1, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
For the Years Ended October 31, 2008 and 2007, and Cumulative from
November 18, 2003 (Date of Inception) Through October 31, 2008
			November 18, 2003
			(Date of Inception)
			Through
			October 31
	2008	2007	2008

Cash Flows from Operating Activities
Net loss	$(14,505)	(4,299)	(38,405)
Adjustments to reconcile net loss to net cash used in
Operating activities:
Common stock issued for services	4,000		4,000
Interest accrued on convertible note	1,002	282	1,284
Changes in assets and liabilities
Accounts payable and accrued liabilities	(2,364)	(566)	2,935

Cash flows used in operating activities	(11,867)	(4,583)	(30,186)

Cash Flows from Investing Activities	-	-	-

Cash Flows from Financing Activities
Proceeds from convertible note	-	6,000	6,000
Proceeds from issuance of common stock	5,600	500	6,200
Advances from related party	-	-	-
Stockholder contributions	4,450	110	22,196

Cash flows provided by financing activities	10,050	6,610	34,396

Net (Decrease) Increase in Cash	(1,817)	2,027	210

Cash and Cash Equivalents, beginning of year	2,027	-	-

Cash and Cash Equivalents, end of year	$210	2,027	210

Supplemental Cash Flow Information

Interest paid		-	-
Income taxes paid		-	-

MODENA 1, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION THROUGH 31 OCTOBER 2008
			Deficit
			Accumulated	Additional
	Number of	Capital	During the	Paid-In	Total
	Shares	Stock	Development Stage	Capital	Stockholders' Equity
Stock issued on acceptance of incorporation expenses on November 18, 2003	100,000	$100	$-	$-	$100
Net loss	-	-	(3,350)	-	(3,350)
Balance, 31 October 2004	100,000	$100	$(3,350)	$-	$(3,250)
Net loss	-	-	(8,754)	-	(8,754)
Balance, 31 October 2005	100,000	$100	$(12,104)	$-	$(12,004)
Stockholder contributions				13,636	13,636
Net loss	-	-	(7,496)	-	(7,496)
Balance, 31 October 2006	100,000	$100	$(19,600)	$13,636	$(5,864)
Stock issued	500	1	-	499	500
Stockholder contributions	-	-	-	110	110
Discount on Convertible Note	-	-	-	2,715	2,715
Net loss			(4,299)		(4,299)
Balance, 31 October 2007	100,500	$101	$(23,899)	$16,960	$(6,840)
Stock issued for cash	5,600	5	-	5,595	5,600
Stock issued for service	4,000	4	-	3,996	4,000
Stockholder contributions	-	-	-	4,450	4,450
Discount on Convertible Note	-	-	-	-	-
Net loss			(14,505)		(14,505)
Balance, 31 October 2008	110,100	$110	$(38,404)	$31,000	$(7,295)

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

1.

History and Organization

Modena I, Inc. is a development stage company which was incorporated under the laws of the State of Delaware on November 18, 2003.  From inception to September 2007, the Company was focused on providing a vehicle for a foreign or domestic non-public company to become an SEC reporting (publicly-traded) company. To this end, we intended to locate and negotiate with a business entity for the combination of that target company with the Company.  Since September 2007, the Company has shifted its focus to becoming a wind and hydro electric energy generation company.

2.

Going Concern Assumption

These accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has a working capital deficit of $2,725 and has no current revenue stream. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's ability to continue as a going concern is also contingent upon its ability to complete certain capital formation activities and generate working capital operations in the future. Management's plan in this regard is to secure additional funds through equity financing activities, and from loans made by the Company's stockholder.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the inability of the Company to continue as a going concern.

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

3.

Basis of Presentation

The Company has not earned any revenues from limited principal operations and accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises (“SFAS No. 7 “). Among the disclosures required by SFAS No. 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operation, stockholders' deficit and cash flows disclose activity since the date of the Company's inception.

4.

Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with US GAAP, and their basis of application is consistent with that of the previous year. Outlined below are those policies considered particularly significant:

a)

Fair Value of Financial Instruments

As of October 31, 2008 and 2007, the carrying value of accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments.

b)

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period. As of October 31, 2008, a deferred tax asset (which arises solely as a result of net operating losses), has been entirely offset by a valuation reserve due the uncertainty that this asset will be realized in the future.

c)

Earnings or Loss Per Share

The Company adopted SFAS No.128, Earnings per Share which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive financial instruments for the years ended October 31, 2008 and 2007.

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

d)

Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration.  The Company does not have significant off-balance sheet risk or credit concentration.

e)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f)

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

g)

Beneficial Conversion Feature of Convertible Note

In accordance with Emerging Issues Task Force (“EITF”) No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company recognized the advantageous value of conversion rights attached to convertible note. Such rights gives the holder the ability to convert debt into shares of common stock at a price per share that is less than the fair market value of the common stock on the day the loan is made to the Company. The beneficial value was calculated as the intrinsic value of the beneficial conversion feature of the convertible note and the related accrued interest and was recorded as a discount to the related debt and an addition to additional paid in capital. The discount was calculated as $2,715 and, using the effective interest rate, is being amortized over the life of the convertible note.

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

h)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R) Business Combinations. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company’s fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under FAS 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. FAS 161 is effective for us beginning January 1, 2009. We are currently assessing the potential impact that adoption of FAS 161 may have on our financial statements.

In May 2008, the FASB issued FAS 163 (“FAS 163”), “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60”. This Statement interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. FAS 163 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. FASB Statement No. 162 defines the order in which accounting principles that are generally accepted should be followed. FASB Statement No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Management believes the adoption of this pronouncement does not have a material impact on the Company's consolidated financial statements.

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

5.

Promissory Note

In July 2007, the Company received proceeds of $6,000 and issued a convertible note to an unrelated party.  The loan bears a stated interest rate of 5% per annum, is unsecured and the principal amount of $6,000 plus all accrued interest is due on July 2, 2010.  In addition, the holder has the option at any time to convert all or part of the outstanding principal and interest amount into common shares of the Company.  The number of common shares that shall be issued upon conversion of the note shall be determined by the holder and the Company, where the price cannot be greater than the price per common share issued by the Company in the next round of financing.

In accordance with EITF 98-5, the Company evaluated the conversion feature embedded in the debt instrument and concluded that a beneficial conversion feature exists since the stated interest rate is below the interest rate on that of similar loans.  An estimated discount rate of 25% was determined based on the Company’s current capital structure and the discount on the loan was determined to be the beneficial conversion feature embedded in the convertible note and was recorded as an addition to additional paid-in capital and as a reduction in the loan payable balance.  The discount, calculated as $2,715, will be amortized over the life of the loan using the effective interest method with the amortized portion recorded as interest expense.  For the year ended October 31, 2008, interest expense of $1,002 was recorded on the loan compared to $282 of interest expense recorded for the year ended October 31, 2007.

6.

Capital Stock

Authorized

100,000,000 common shares, par value $0.001 per share

2008

2007

Issued

110,100 (2007 – 100,500) common shares

      $    110                         $      100

Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit the Company's ability to pay dividends on its common stock. The Company has not declared any dividends since incorporation.

On October 6, 2008, the Company issued 4,000 shares of common stock to a Director, in consideration for the services rendered to the Company in his capacity as a director, valued in the amount of $4,000.

For the year ended October 31, 2008, we issued 6,100 shares of common stock to 40 investors in a private placement.  The consideration paid for such shares was $1.00 per share, amounting in the aggregate to $6,100.

MODENA 1, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
October 31, 2008 and 2007

7.

Income Taxes

The Company has paid no federal or state income taxes.  As of October 31, 2008, the Company has net operating loss carryforwards of $38,405 which, if unused, will begin to expire in 2023.  The tax effect, at the statutory state and federal rates of 23.7%, of the operating loss carryforwards and temporary differences at October 31, 2008 and 2007 are as follows:

	2008	2007

Deferred income tax assets
Net operating loss carryforwards	$ 9,102	$ 5,664
Valuation allowance	(9,102)	(5,664)

Deferred income taxes	$ -	-

The following is the reconciliation of the income tax benefit computed using the federal statutory rate to the provision for income taxes:

	2006	2005

Expected income tax recovery at the statutory rates
of 23.7%,	$ 3,438	$ (1,019)
Losses availbale for carryforward	(3,438)	1,019

Provision for income taxes	$ -	-

8.

Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties. Related party transactions not disclosed elsewhere in these consolidated financial statements are as follows:

During the year, $4,450 was paid by shareholder contribution for professional fees, which were waived for reimbursement. Since inception, the shareholder has advanced funds for professional fees and other office and general expenses in the amount of $18,196.  The shareholder has waived reimbursement of these expenses and considered these advances as a contribution to capital.  Accordingly, the contributions have been recorded as additional paid-in capital. The Company incurred expenses relating to consulting services performed by a director and a shareholder for $4,000 which was paid by the issuance of 4,000 of the company’s common shares.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange Commission registration fee	$0.25
Legal fees and miscellaneous expenses (*)	10,000
Accounting fees and expenses (*)	10,000
Total (*)	$20,000.25

(*) Estimated.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporation Law and our bylaws.

Under the Delaware General Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation do not specifically limit our directors' immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided, however, that we may modify the extent of such indemnification by  individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding, or part thereof, initiated by such person unless such indemnification:  (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On October 6, 2008, the Company issued 4,000 shares of common stock to Surendran Shanmugam a Director, in consideration for the services rendered to the Company in his capacity as a director, valued in the amount of $4,000. With respect to the issuance to Surendran Shanmugam, the Company relied upon

Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").We had no formal employment or consulting agreement with Mr. Shanmugam.

From October 2007 through July 2008, we issued 6,100 shares of common stock to 40 investors in a private placement made pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S.  The consideration paid for such shares was $1.00 per share, amounting in the aggregate to $6,100.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant (filed as Exhibit 3.1 to Registration Statement on Form 10-SB12G)
3.1.1	Certificate of Amendment to Certificate of Incorporation (filed as Exhibit 3.1 to Registration Statement on Form 10-SB12G)
3.2	By-Laws of Registrant (filed as Exhibit 3.2 to Registration Statement on Form 10-SB12G)
3.3	Form of Stock Certificate*
5.1	Opinion of David Lubin & Associates, PLLC regarding the legality of the securities being registered
10.1	Form of Regulation S Subscription Agreement*
23.1	Consent of DNTW Chartered Accountants, LLP
23.2	Consent of David Lubin & Associates, PLLC (included in Exhibit 5.1)

* filed as an exhibit with the original S-1 filed with the SEC on December 18, 2008

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on December 31, 2008.

MODENA I, INC. By: /s/ Sang Ho Kim Name: Sang Ho Kim Title: Chief Executive Officer, President, Chief Financial Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sang-Ho Kim, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

December 31, 2008	/s/ Sang Ho Kim	Sang Ho Kim	Chief Executive Officer, President, Chief Financial Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)
December 31, 2008	/s/Surendran Shanmugam	Surendran Shanmugam	Director